Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Matinas BioPharma Holdings, Inc. on Form S-8 to be filed on or about March 31, 2023 of our report dated March 15, 2023, on our audits of the consolidated financial statements as of December 31, 2022 and 2021 and for each of the years in the two-year period ended December 31, 2022, which report was included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, NJ

March 31, 2023